FORM OF AMENDED AND RESTATED
SEVERANCE AND NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AND NONCOMPETITION AGREEMENT (this “Agreement”) is made by and between SPARTECH CORPORATION, a Delaware corporation (together with its subsidiaries, the “Company”) and ___________________(“Employee”) effective as of the ____ day of __________, 20 __ .

In consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.    Severance.

(a)        Subject to the conditions of Section 1(e) below and the other terms and conditions of this Agreement, if Employee's employment with the Company is terminated by the Company for any reason other than for Cause or if Employee terminates his or her employment with the Company for Good Reason, Employee shall be entitled to receive as a severance payment to be paid in equal installments over the [twelve/twenty-four] With respect to each alternative bracket in Sections 1(a) and 1(b), the first bracketed number applies to officers other than the CEO and the second bracketed number applies to the CEO. months following Employee's termination, and in accordance with the Company's normal payroll practices, an aggregate amount equal to: (i) [twelve/twenty-four] months' base salary at the highest rate paid to Employee during the three years prior to Employee's termination, plus (ii) [one/two] times the average annual bonus awarded to Employee for the three fiscal years ended prior to Employee's termination (or for the period of Employee's employment by the Company if less than three years). In addition to the foregoing severance payment, Employee shall be entitled to receive during the [twelve/twenty-four] months following Employee's termination continuing health insurance benefits at least equal to the benefits received by Employee at the time of termination and otherwise in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”). In accordance with the Company's current practice, the Company shall pay the full cost of the premiums for such coverage. The Company shall also provide Employee twelve months reasonable outplacement services.

(b)        Notwithstanding Section 1(a) above, and subject to the conditions of Section 1(e) below and the other terms and conditions of this Agreement, in the event that Employee's employment with the Company is terminated by the Company for any reason other than for Cause or the Employee terminates his employment with the Company for Good Reason either in connection with or within 24 months following a Change in Control, Employee shall be entitled to receive as a severance payment to be paid in equal installments over the twelve months following Employee's termination, and in accordance with the Company's normal payroll practices, an aggregate amount equal to: (i) [eighteen/twenty-four] months base salary at the highest rate paid to Employee during the three years prior to Employee's termination, plus (ii) [one-and-a-half/two] times Employee's target annual bonus as in effect immediately prior to the Change in Control. In addition to the foregoing severance payment, Employee shall be entitled to receive during the [eighteen/twenty-four] months following Employee's termination continuing health insurance benefits at least equal to the benefits received by Employee at the time of termination and otherwise in accordance with the requirements of COBRA. In accordance with the Company's current practice, the Company shall pay the full cost of the premiums for such coverage. The Company shall also provide Employee twelve months reasonable outplacement services.

(c)        As used herein:

“Cause” means, in each case in the reasonable discretion of the Company's board of directors (the “Board”): (i) Employee being charged with commission of a crime that constitutes a felony (provided that if following Employee's termination the charges are dropped or Employee is acquitted then Employee shall be entitled to the severance payment); (ii) acts of Employee which constitute willful fraud or dishonesty on the part of Employee in connection with his or her duties; (iii) Employee willfully engaging in conduct materially injurious to the Company or gross misconduct, including but not limited to the willful or grossly negligent failure or refusal of Employee to comply with the lawful instruction of the Board or Employee's supervisor, after a written demand for compliance is delivered to Employee by the Board or Employee's supervisor which specifically identifies the manner in which the Board or Employee's supervisor believes that Employee has violated this provision; (iv) Employee's failure, whether or not intentional, to fully comply with: (a) the Company's Code of Business Conduct and Ethics for Directors, Officers and Employees, (b) the Company's Code of Ethics for Chief Executive Officer and Senior Financial Officers; or (c) the Company's Statement of Policy Regarding Securities Trades by Company Personnel; or (v) Employee's failure to fully cooperate in good faith with any internal, governmental or regulatory investigation involving or in any way related to the Company or its operations. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of a senior officer or counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

    “Change in Control” means the successful consummation of a transaction resulting in a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(C)(v) of the Internal Revenue Code of 1986, as amended, or any successor statute (“Code”).

“Good Reason” means any of the following: (i) one or more reductions of Employee's base salary amounting to 10% or more from Employee's highest previous base salary, provided that any reduction which is generally consistent with across-the-board reductions in pay of the Company as a whole shall not be counted for this purpose unless a Change in Control has occurred; (ii) a material change in the geographic location at which the Employee provides services as of the date of this Agreement, which shall be deemed to include the Company's requiring Employee to be based at any office or location greater than 50 miles from the office of the Company at which Employee is employed as of the date of this Agreement; (iii) a material reduction in Employee's authorities, duties, and responsibilities or in the authorities, duties and responsibilities of the Employee's supervisor; (iv) a material reduction in the budget over which the Employee retains authority; or (v) one or more other actions by the Company which collectively amount to a material breach of this Agreement or any other agreement between the Employee and the Company and thus constitutes a constructive discharge of Employee. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless: (a) the Employee notifies the Company in writing of the condition allegedly giving rise to such Good Reason within 90 days of the initial existence of such condition, (b) the Company does not cure such condition within 30 days of such notice, and (c) the Employee terminates employment with the Company as a result of such Good Reason within 120 days of the initial existence of such condition.

(d)    Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Employee as a result of such Employee's “separation from service” under this Agreement during the six-month period immediately following Employee's “separation from service” shall be accumulated and paid to the Employee with interest on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if the Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 10 days following the date of Employee's death. For purposes of this Section (d), “interest” means the prime rate, as announced from time to time by the Company's primary commercial bank during the six month period described above, plus two percentage points, compounded annually. For purposes of Code Section 409A, the right to separate severance payment installments hereunder shall be treated as a right to a series of separate payments. The amount of expenses eligible for reimbursement pursuant to this Agreement or provision of in-kind benefits hereunder (including benefits provided pursuant to Section 1(a) and (b) above) that are taxable to the Employee during a year shall not affect the expenses eligible for reimbursement in any other year. The right to such reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. Reimbursement of such an eligible expense shall be made in accordance with the Company's policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred.

(e)    Payment of the severance benefits set forth in Section 1(a) or Section 1(b), as applicable, shall be conditioned on and subject to Employee's execution of a release, in substantially the form attached to this Agreement as Exhibit I, of any and all claims and liabilities in favor of the Company and its successors and affiliates, and their officers, directors, shareholders, and employees, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') certificate of incorporation or by-laws, any written indemnification agreement between the Company and the Employee or any directors' and officers' liability insurance policies maintained by the Company. If the Employee fails or otherwise refuses to execute a release (or the release is otherwise revoked or does not become effective) within sixty (60) days after the date of termination of employment, the Employee will not be entitled to any severance benefits. In addition, payment of the severance benefits set forth in Section 1(a) or Section 1(b), as applicable, shall be conditioned on and subject to Employee's compliance with the nondisclosure and noncompetition/nonsolicitation provisions of Sections 2 and 3 below, as well as any other restrictive covenants and confidentiality arrangements to which the Employee is or may become subject, and, in the event of the Employee's violation of such provisions or covenants, the Employee shall have no further right or claim to any severance benefits and shall promptly repay any severance benefits previously received (such repayment to be in addition to any other rights or remedies available to the Company in respect of such violation).

2.    Nondisclosure. During the period of Employee's employment with the Company, and after the termination thereof for any reason, Employee agrees to use his or her best efforts to maintain and protect the secrecy of the Confidential Information and not to directly or indirectly undertake or attempt to undertake: (i) any disclosure of any Confidential Information to any other person or entity; (ii) to use any Confidential Information for Employee's own purposes; (iii) to make any copies or reproductions of any Confidential Information; (iv) to authorize or permit any other person or entity to use, copy, disclose, publish or distribute any Confidential Information; or (v) any activity the Company is prohibited from undertaking or attempting to undertake by any of its present or future clients, customers, suppliers, vendors, consultants, agents or contractors. As used herein, “Confidential Information” means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets; manufacturing or production know-how, methods and processes, patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques and ideas for formulas); concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors, and suppliers; marketing information; financial information and other business records; and all copies of any of the foregoing, including notes, extracts, memoranda prepared or directed to be prepared by Employee based on any Confidential Information. Employee agrees that all information possessed by Employee, or disclosed to Employee, or to which Employee obtains access during the course of Employee's employment with the Company shall be presumed to be Confidential Information under the terms of this Agreement. Confidential Information shall not include any information which is publicly available or which is generally known to persons employed in the plastics processing business. Upon termination of Employee's employment with the Company for any reason, Employee agrees not to retain or remove from the Company's premises any Confidential Information whatsoever, and to surrender the same to the Company, wherever it is located, immediately upon termination of Employee's employment.

3.    Noncompetition/Nonsolicitation. Employee agrees that, during the term of Employee's employment with the Company and for a period of one (1) year after the termination of Employee's employment with the Company (whether such termination is with or without Cause or Good Reason or results from Employee's resignation) Employee shall not, directly or indirectly, in any market in which the Company then is engaged in business activities (the “Geographic Area”): (i) engage in, consult with, be employed by or be connected with any business or activity which directly or indirectly competes with the Company's business (a “Competing Business”), (ii) canvass, solicit or accept any business from any of the Company's current or former clients, (iii) own any interest in any Competing Business (provided, however, Employee may own up to 1% of the outstanding equity interests of any publicly traded Competing Business); (iv) assist others to open or operate any Competing Business; (v) solicit, recommend or induce any employee of the Company to terminate his or her employment with the Company; or (vi) solicit, recommend or induce any customers, suppliers or any other person or entity which has a business relationship with the Company to discontinue, reduce or modify such relationship.. Employee agrees and acknowledges that the Geographic Area is reasonable in scope and that the one (1) year period is reasonable in length. Employee has agreed to the foregoing noncompetition agreement because: (a) Employee recognizes that the Company has a legitimate interest in protecting the confidentiality of its business secrets (including the Confidential Information), (b) Employee agrees that such noncompetition agreement is not oppressive to Employee nor injurious to the public, and (c) the Company has provided specialized and valuable training and information to Employee.

4.    Injunction. Because the award of monetary damages would be an inadequate remedy, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from undertaking any such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from Employee.

5. Other Benefits. Severance benefits provided under Section 1(a) or 1(b), if any, shall be in lieu of severance benefits to which Employee may be entitled under the Company's standard severance policy and the Employee shall be entitled to payment of severance benefits under either Section 1(a) or 1(b) only and not under both. However, any benefits payable under this Agreement shall be in addition to and not in lieu of any other payments or benefits to which the Employee may be entitled under other payroll practices or other employee benefit plans, policies, agreements or arrangements applicable to the Employee, which shall be governed by the terms of the respective practice, plan, policy, agreement or arrangement (the “Other Benefits”). The Company acknowledges that this Agreement shall not supersede, replace or apply to any benefits or contractual rights that Employee may have with the Company under other plans, policies or agreements relating to the Other Benefits, including with respect to payment of accrued but unused vacation in connection with Employee's termination of employment with the Company. Employee's rights under such other plans, policies and agreements shall be governed by the terms of the respective plan, policy or agreement.

6.    Amendment. No amendment, whether express or implied, to this Agreement shall be effective unless it is in writing and signed by both parties hereto.

7.    Waiver. No consent or waiver, express or implied, by the Company to or of any breach or default by Employee in the performance of his or her agreements hereunder shall operate as a consent to or waiver of any other breach or default in the performance of the same or any other obligations of Employee hereunder.

The Company's failure to complain of any such breach or default shall not constitute a waiver by the Company of its rights hereunder, irrespective of how long such failure continues.

8.    Governing Law; Venue. This Agreement shall be governed by, and construed under, the laws of the State of Delaware. Each of the parties submits to the jurisdiction of the state court sitting in St. Louis County, Missouri or federal court sitting in St. Louis, Missouri, in any action or proceeding arising out of or relating to this Agreement and agrees that all such claims may be heard and determined in any such court.

9.    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In addition, should any time or area restriction contained herein be found by a court to be unreasonable, such restriction shall nevertheless remain as to the time or area such court finds reasonable, and as so amended, shall be enforced.

10.    Parachute Payment Limitation.

(a)     Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this Agreement (without the application of this Section 10), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with the Company or any of its affiliates (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), then the following shall occur:

(i)     The Company's independent auditors, or such other nationally-recognized independent auditing firm selected by the Company (the “Auditor”), shall compute the net present value to the Employee of all the Total Payments after reduction for the excise taxes imposed by Section 4999 of the Code and for any regular income taxes that would be imposed on the Employee if such Total Payments constituted the Employee's sole taxable income; and

(ii)     The Auditor shall next compute the maximum net present value of the Total Payments that can be provided without any such Total Payments being characterized as “Excess Parachute Payments” (as defined in Section 280G of the Code) and reduce the result by the amount of any regular income taxes that would be imposed on the Employee if such reduced Total Payments constituted the Employee's sole taxable income.

(b)     If the result derived in clause (i) above is greater than the result derived in clause (ii) above, then the Employee shall be entitled to the full amount of the Total Payments without reduction, and otherwise subject to all applicable terms and conditions with respect to such payments. If the result derived from clause (i) above is not greater than the result derived in clause (ii) above, then the Employee shall be entitled to the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments, and otherwise subject to all applicable terms and conditions with respect to such payments. The determination of how such Total Payments will be reduced shall be made by Employee in good faith after consultation with the Company and otherwise in accordance with applicable law.

(c)    If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Auditor under Section 10(a), the Auditor subsequently determines that (i) the Total Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Employee, shall be repaid by the Employee to the Company in full within thirty (30) days after the Employee receives notice of the Auditor's determination; provided, however, that the amount of the Overpayment to be repaid by the Employee to the Company shall be reduced to the extent that the Auditor determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of the Employee's Excess Parachute Payments by reason of such repayment, or (ii) the Total Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to the Employee within thirty (30) days after the Company receives notice of the Auditor's determination, or such later date that such payment becomes vested and due under its terms.

(d)    The parties to this Agreement agree and stipulate that they intend that all benefits and rights for the Employee in this Agreement that are in excess of benefits and rights under the Severance and Noncompetition Agreement between the parties, dated _______, 20__ are granted to the Employee in consideration for conditioning the payment of all benefits hereunder upon compliance with the nondisclosure and noncompetition/nonsolicitation provisions of Sections 2 and 3, as provided in Section 1(e) above.  In determining the extent to which payments or benefits would result in an Excess Parachute Payment or a cutback as described in Section 10(b) is necessary, the Auditor shall determine the appropriate portion of all cash payments and benefits hereunder which shall be treated as reasonable compensation for Employee's obligations pursuant to Sections 2 and 3.

11.    Miscellaneous. This Agreement shall apply to all periods when Employee is employed by the Company irrespective of whether or not this Agreement is re-executed at the beginning of each such period. Any payment or benefit provided for under this Agreement shall be made net of and otherwise subject to any applicable withholding taxes. This Agreement is binding upon and shall inure to the benefit of the parties' heirs, representatives, affiliates, successors or assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Company to assume the Agreement and all obligations of the Company under the Agreement in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place. The use of any gender shall include all other genders. This Agreement replaces and supersedes the Severance and Noncompetition Agreement between the parties, dated _______, 20__.

SPARTECH CORPORATION                EMPLOYEE

By:    __________________________                By:___________________________                        President and Chief Executive Officer

EXHIBIT I
FORM OF
RELEASE OF CLAIMS
I, ___________________, in consideration of and subject to the performance by Spartech Corporation, a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Severance and Noncompetition Agreement, dated as of _____________ (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Section 1 of the Agreement represent, in part, consideration for signing this Release of Claims and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1 of the Agreement unless I execute this Release of Claims and do not revoke this Release of Claims within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment with the Company.

2.
Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release of Claims becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 2 above.

4.
I agree this Release of Claims does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent this Release of Claims shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release of Claims and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release of Claims shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that this Release of Claims is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.
Any non-disclosure provision in this Release of Claims does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release of Claims or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other self-regulatory organization, or any governmental entity.

9.
Notwithstanding anything in this Release of Claims to the contrary, this Release of Claims shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any action or inaction by the Company or by any Released Party after the date hereof, (ii) arising under the Agreement, or (iii) to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') certificate of incorporation or by-laws, any written indemnification agreement between the Company and me or any directors' and officers' liability insurance policies maintained by the Company.

10.
Whenever possible, each provision of this Release of Claims shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release of Claims is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this Release of Claims shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE OF CLAIMS, I REPRESENT AND AGREE THAT:
I HAVE READ IT CAREFULLY;
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE ON _______________ __, _____ TO CONSIDER IT.
I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
I HAVE SIGNED THIS RELEASE OF CLAIMS KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
I AGREE THAT THE PROVISIONS OF THIS RELEASE OF CLAIMS MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________                ____________________________________